Exhibit 99.1
THIRD QUARTER 2012 CONFERENCE CALL SCRIPT

Introduction - Andrew Sandifer

Welcome everyone to FMC's Third Quarter 2012 Conference Call and Webcast. Joining me today are Pierre Brondeau, President, Chief Executive Officer and Chairman; and Paul Graves, Executive Vice President and Chief Financial Officer.

Our agenda this morning is as follows:

·Pierre will begin the call with a review of our third quarter performance
·Paul will provide an update on the Company's financial position
·Pierre will then provide our outlook for the fourth quarter and full year 2012;
·We will then complete the call by taking your questions.
·Joining Pierre and Paul for the Q&A session will be Mark Douglas, President, Agricultural Products Group; Michael Wilson, President, Specialty Chemicals Group; and Ed Flynn, President, Industrial Chemicals Group.

Let me remind everyone that our discussion today will include certain statements that are forward-looking and subject to various risks and uncertainties concerning specific factors that are summarized in FMC's 2011 Form 10-K, our most recent Form 10-Q and other SEC filings. This information represents our best judgment based on today's information. Actual results may vary based upon these risks and uncertainties.

Our discussion today will focus on adjusted earnings for all income statement and EPS references. Under the heading entitled Glossary of Financial Terms on our website, available at FMC.com, you will find the definition of adjusted earnings and certain other non-GAAP financial terms that we may refer to during today's conference call.

Also on our website, we've posted our current 2012 Outlook Statement, which provides our guidance for the full-year and third quarter 2012, as well as a reconciliation to GAAP of the non-GAAP figures we will use today.
And finally, share and per share financial data discussed today reflect the two-for-one split of FMC's common stock completed on May 24, 2012.

It's now my pleasure to turn the call over to Pierre Brondeau. Pierre,
Pierre Brondeau

Thanks, Andrew, and good morning everyone.

As you saw in our earnings release last night, we delivered another robust quarter, with earnings per share up 14 percent vs. the prior year period, continuing our trajectory to deliver another record year for FMC.

Let me walk you through the company's overall results for the quarter:

-We delivered adjusted earnings of $0.79 per diluted share, an increase of 14 percent versus the year-ago quarter.
-Total company sales of $902 million increased $40 million or 5 percent versus last year, led by continued strong performance in our Agricultural Products segment.
-Regionally, sales grew most rapidly in Latin America, up 18 percent, followed by North America, up 4 percent, and Asia, up 2 percent. Sales in Europe, the Middle East, and Africa, (or EMEA) were down 13 percent reflecting the impact of a weaker Euro and weak demand in several key end markets.
-Gross margin of $316 million increased by $29 million or 10 percent versus last year, with higher volumes and selling prices partially offset by negative exchange rate impacts. Gross margin percent of 35 percent improved by 169 basis points over last year.
-SG&A and R&D of $149 million increased $14 million or 10 percent, largely due to increased spending on targeted growth initiatives.

-Adjusted earnings before interest and taxes of $162 million increased $13 million, or 9 percent, compared to last year.

Let's now take a more detailed look at the performance of each of our operating segments in the quarter.
First, in Agricultural Products…

-Third quarter sales of $424 million increased 11 percent versus the prior-year quarter with sales gains in Latin America and solid growth in North America.
-In Latin America, sales increased significantly, reflecting strong market conditions, successful new product introductions and increased planted area for soybeans in Brazil, augmented by increased sales via our market access joint venture in Argentina. We continued to gain market share in key crops such as sugar cane and soybeans.
-North America saw strong pest pressures resulting in increased insecticide sales, particularly for mites on soybean and corn.
-In Asia, sales were up slightly, as healthy sales growth from new products was partially offset by a late monsoon season in India and unfavorable exchange rate impacts.
-And in EMEA, sales were down due to unfavorable product mix and unfavorable exchange rate impacts from the weakening Euro.
-Segment earnings for Agricultural Products of $100 million increased 23 percent versus the year-ago quarter driven by strong volume growth and mix improvement, partially offset by unfavorable exchange rate impacts and higher spending on targeted growth initiatives.
-One additional development for our Agricultural Products Group was the signing of an agreement with Isagro to jointly develop and commercialize a new proprietary broad spectrum fungicide for use globally. This new carboximide-class fungicide has promising initial results, and we will now work closely with Isagro to leverage FMC's world-class development and regulatory capabilities to bring this proprietary active ingredient to market. Although commercial impact is several years away, this agreement is yet another example of the myriad ways we continue to drive innovation and access new chemistries to sustain the unique business model of our Agricultural Products business.

Moving on to Specialty Chemicals…

-Revenue in Specialty Chemicals was $226 million, up 4 percent versus the year-ago quarter as higher selling prices across all businesses were partially offset by unfavorable exchange rate impacts of the weaker Euro on the BioPolymer business and lower volumes in the Lithium business. On a constant currency basis, Specialty Chemicals sales were up 7 percent versus the prior year period.
-BioPolymer continued its steady performance, with sales growing in the mid-single digits despite the translation impact of the weaker Euro. Food Ingredients sales benefitted somewhat from recent acquisitions, while prices were up across all applications.
-Lithium sales were down slightly, 1 percent below the prior-year period. As expected, volumes were down versus the prior year as our production was constrained by extended planned downtime in Argentina. Prices were up 6 percent, but were more than offset by lower volumes and unfavorable exchange rate impacts.
-Segment earnings were down 8 percent to $44 million, with higher prices across the segment more than offset by higher operating costs in Lithium, particularly from the extended planned outage in Argentina, as well as higher raw material costs and unfavorable exchange rate impacts in BioPolymer.

Moving to Industrial Chemicals…

-Revenue in Industrial Chemicals decreased 4 percent to $254 million, with higher selling prices in Alkali more than offset by lower volumes resulting primarily from marginally lower domestic soda ash demand and delayed export soda shipments, as well as by unfavorable exchange rate impacts in Peroxygens.
-Segment earnings of $36.5 million were up 1 percent from the prior year period, with higher selling prices partially offset by lower volumes and reflecting the poor performance of the zeolites product line.
-We continued to see higher overall selling prices for soda ash versus the prior year.
-Domestic prices showed continued year-on-year improvement

-Export prices to all markets except Asia were also up, while overall export prices were flat year-on-year.

-In Asia, soda ash prices declined sequentially in the third quarter, as anticipated, and are now at levels below this time last year. The slowdown in soda ash demand growth in China has continued to impact export prices into the rest of Asia
-Soda ash prices within China and Chinese export prices are both now at, or below, Chinese producers' cash costs. We anticipate that prices in Asia will rebound over the next one to two quarters due to a combination of demand recovery and the continued cost pressures related to energy, raw materials, labor, and currency appreciation. We believe we are at or very near the low point for soda ash pricing in Asia going into the fourth quarter.
-In light of these changes in domestic and export pricing, we now expect our global average selling price for the year to be up in the mid to high single digits on a $ per ton basis compared to 2011.
-In Peroxygens, unfavorable exchange rate impacts, principally from the weaker Euro, along with modest volume declines resulted in a modest sales drop year-on-year.
-Peroxygens was also hit by the poor performance of the zeolites product line. The zeolites product line is a regional business, principally serving the powder detergent market in Spain. This market has become oversupplied, as demand has fallen due to increased consumer preference for liquid detergents and customers reformulating remaining powder detergents to versions using less zeolites. Combined with a surge of low-cost imports from Eastern Europe and China, this product line has become unsustainable for FMC, and as such we will be exiting the product line by the end of this year.

With that, I'll now turn the call over to Paul Graves to cover our financial position.

Paul Graves

Thanks Pierre. Good morning, it's a pleasure to be here today. Before I provide you with an update on a few key financial statistics, I wanted to take a moment to comment on my role here at FMC. I've been fortunate to know Pierre and FMC for a number of years now, which made the decision to take the CFO position very easy. I've spent a large part of my career focused on the chemicals industry and I strongly believe that FMC is one of the strongest companies in the sector, with a unique portfolio of businesses, strong growth prospects and a management team that has demonstrated its ability to deliver on ambitious targets. The policies pursued under Kim Foster, with a disciplined approach to cash deployment and a focus on maximizing shareholder returns, are policies that I am wholly supportive of and intend to maintain. I want to take this opportunity to thank Kim for his continued assistance in my transition into my new role. I look forward to meeting many of you in person at our December Investor Day, where I will share some more detailed perspective on FMC's financial strength and policies going forward.

Now on to a few key financial statistics. Today I'll report on our free cash flow, capital spending, and finally comment on our tax rate.

-First, as a reminder, free cash flow is defined as after all uses except acquisitions, dividends and share repurchases. We are reaffirming our previous forecast of $200-$225 million for the year. As stated previously, the full year free cash flow guidance includes forecasted capital expenditures of $230 million. Through the first nine months of 2012 cumulative free cash flow has been $184 million, which includes capital spending of $128 million. Capital spending in the fourth quarter is expected to be substantial, as we begin the first phases of the BioPolymer Asia MCC plant project announced last quarter, complete the Newark, Delaware, MCC expansion, as well as continue other smaller expansion and maintenance projects across all of the business.

-Regarding share repurchases, our strategy of returning cash to shareholders continues to balance prudent financial policy with the competing demands of investments to support organic growth and capital to support selected external investments. While we have $245 million of repurchase capacity remaining under the existing Board authorization, we made no additional share repurchases in the third quarter.

-And finally, moving to taxes. The tax rate in the third quarter was 27.5 percent, consistent with our expectations for the full-year. As our tax rate in the fourth quarter of 2011 was very low, taxes will mask the underlying earnings growth expected in the fourth quarter.

-With that, I will turn the call back to you, Pierre.

Pierre Brondeau:

Thanks, Paul.

Moving on to our outlook for the full-year…

-We are maintaining our previous outlook for 2012 earnings of $3.42 to $3.52 per diluted share, a 16 percent increase above last year at the midpoint of this range.

-We expect our Agricultural Products segment to achieve its ninth consecutive year of record earnings, delivering a mid-twenties percent year-on-year increase in earnings, reflecting increased volumes in all regions, particularly in Latin America, North America and Asia, due to strong market conditions and growth from new and acquired products, but partially offset by higher spending on targeted growth initiatives.

-Earnings in Specialty Chemicals are expected to be lower by a low- to mid-single digit percentage for the year. In BioPolymer, we are anticipating an eighth consecutive year of record earnings, with higher selling prices and volume growth expected to be partially offset by higher raw material costs, increased spending on targeted growth initiatives, and unfavorable exchange rate impacts. In Lithium, the operational issues we experienced early in the year are largely behind us but we still expect they will result in substantially lower earnings versus the prior year. Our Argentina Lithium operations are improving rapidly, and we expect to be running at a normalized rate reflecting the capacity expansion brought on-line earlier this year in the second half of the quarter.

-And in our Industrial Chemicals segment, we expect a year-on-year percentage earnings increase in the high single digits with higher volumes and selling prices in soda ash and specialty peroxygens, and the continued mix shift toward specialty peroxygens partially offset by the poor performance of the zeolites product line in Peroxygens, which, as I mentioned earlier on the call, we have made the difficult decision to exit completely by the end of this year.

For the Fourth Quarter of 2012,

-We expect adjusted earnings of $0.75 to $0.85 per diluted share, up slightly versus the prior year at midpoint of this range. I should note, however, that both tax rate and share count for the fourth quarter are markedly different as compared to the prior year period, which masks the underlying earnings strength expected, with Earnings Before Interest and Taxes (EBIT) anticipated to be up in the low-to-mid teens for the fourth quarter compared to last year.

-In Agricultural Products, we expect segment earnings to be up in the mid- to high-twenties percent reflecting strong growth in Latin America, especially Brazil and Argentina, partially offset by continued investment in targeted growth initiatives.

-Specialty Chemicals' segment earnings are projected to be up in the low single digits on a percentage basis, driven by improved operational performance in Lithium, and with higher selling prices and volumes in BioPolymer largely offset by higher raw material and other operating costs, principally resulting from the recent unplanned downtime in our Haugesund, Norway facility.

-And in Industrial Chemicals, we expect fourth quarter segment earnings to be up in the low single-digits percent with higher prices and volumes offset in part by the poor performance of the zeolites product line.

With that, I thank you for your time and attention. I'll be happy to take your questions. Operator:

Q&A Session - Moderator: Pierre Brondeau

Closing Remarks - Pierre Brondeau

FMC has performed very well through the first nine months of 2012, with sales up more than 11 percent and EBIT up nearly 15 percent vs. the prior year.

Certainly, we have seen, as has everyone in our sector, negative trends in the global economy. We realize that the fourth quarter will be challenging in light of the macroeconomic background. But with our portfolio's limited links to economic cycles, we believe we will deliver within our guidance range despite the macroeconomic uncertainty.

As we close in on the end of 2012, I am very optimistic about our prospects going forward and our ability to deliver our Vision 2015 objectives.

I and the FMC team look forward to sharing more with you at our Conference for Institutional Investors scheduled for the afternoon of December 11 in New York. I hope to see you there.
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